April 6, 2021 Dear Adrian, Congratulations on your new role of Chief Technology Officer, effective April 5, 2021 (the “Transition Date”)! In recognition of your new role and to incentive future technological innovations, we would like to offer you the equity grants described below. RSU Award: We will recommend to the Company’s Board of Directors (“Board”), or a delegate of the Board, that you be granted Restricted Stock Units (“RSUs”) for shares of the Company’s Common Stock representing a targeted value of $500,000. The actual number of shares recommended to the Board will be based on the greater of an average closing market price of the Company’s common stock over a 30 trading day period preceding the Board meeting that follows your Transition Date or a floor price determined on a quarterly basis. Your RSUs will vest annually over a three-year vesting schedule, subject in each case to your continuous service to the Company through each vesting date. The terms and conditions associated with any RSUs granted to you, including vesting and other conditions, will be governed by the Company’s 2014 Stock Option and Incentive Plan (the “Plan”) and any associated restricted stock unit award agreement that you may be required to enter with the Company. Option Award: In addition to RSUs, we will recommend to the Board, or a delegate of the Board, that you be granted an option (“Option”) to purchase shares of the Company’s Common Stock representing a value of $500,000 (the “Value”). In determining the number of shares underlying the Option, our goal is to approximate the financial value of the Option over time. We do so by doubling the Value and then dividing the result by either the greater of an average closing market price of the Company’s common stock over a 30 trading day period preceding the Board meeting that follows your Transition Date or a floor price determined on a quarterly basis. The exercise price per share of the Option will be the closing price of the Common Stock as listed on the NYSE on the effective date of grant of the Option, as approved by the Board. Your Option will vest annually over a three-year vesting schedule, subject in each case to your continuous service to the Company through each vesting date. The terms and conditions associated with any Option granted to you, including vesting and other conditions, will be governed by the Company’s 2014 Stock Option and Incentive Plan (the “Plan”) and any associated stock option agreement that you may be required to enter with the Company. Except as specifically stated above, the terms and conditions of your employment remain unchanged. On behalf of Zendesk, I would like to thank you for your numerous contributions to the company and wish you continued success in your career here. Very truly yours, DocuSign Envelope ID: DADB0F80-56B0-4CD4-BCCC-5A27BD98AC17 Exhibit 10.3

DocuSign Envelope ID: DADB0F80-56B0-4CD4-BCCC-5A27BD98AC17

zendesk

Mikkel Svane

Mikkel Svane

Chief Executive Officer

DocuSigned by:

Signature: Adrian McDermott 5/3/2021

4649897543D3427

Adrian McDermott Date